UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 27, 2021

ROGERS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-4347	06-0513860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 W. Chandler Blvd., Chandler, Arizona 85224
(Address of principal executive offices) (Zip Code)

(480) 917-6000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol(s)	Name of each exchange on which registered
Common Stock,	par value $1.00 per share	ROG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Ram Mayampurath as Senior Vice President, Chief Financial Officer and Treasurer

On April 27, 2021, Ramakumar Mayampurath was appointed as Senior Vice President, Chief Financial Officer and Treasurer of Rogers Corporation (the “Company”), effective May 1, 2021. A copy of the press release announcing Mr. Mayampurath’s appointment is furnished herewith as Exhibit 99.1.

Mr. Mayampurath, 57, joined the Company in November 2014 and has served in a variety of senior leadership positions, including Vice President, Corporate Finance from January 2021 to present, Vice President, Business Transformation from January 2020 to January 2021, Vice President, Global Financial Planning & Analysis from April 2016 to December 2019, and Vice President Corporate, FP&A and Treasurer from November 2014 to March 2016. Before joining the Company, Mr. Mayampurath served in divisional financial leadership roles at Royal Phillips Electronics from 2005 to 2014. Mr. Mayampurath is a Chartered Accountant and holds an MBA from Southern Illinois University and a masters of global management from Thunderbird School of Global Management.

There is no arrangement or understanding between Mr. Mayampurath and any other person pursuant to which he was selected as Senior Vice President, Chief Financial Officer and Treasurer. In addition, there are no familial relationships between Mr. Mayampurath and any director or executive officer of the Company, and Mr. Mayampurath has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Compensation Arrangements

Base Salary and Cash Incentive Compensation

Mr. Mayampurath will be entitled to an initial annual base salary of $346,400. He is eligible to participate in the Company’s Annual Incentive Compensation Plan (“AICP”) for the 2021 fiscal year at a target bonus of 55% of his annual salary (up to a maximum award of $750,000), which, depending on actual performance against predetermined company performance metrics, could range up to 200% of target.

Long-Term Incentive Compensation

Mr. Mayampurath will receive a one-time grant of restricted stock units with a grant date fair value of $425,000, in addition to the $94,600 grant of restricted stock units he already received in his position as Vice President, Corporate Finance earlier this year, which will be subject to the terms of the Rogers Corporation 2019 Long-Term Equity Incentive Plan and the applicable award agreements. Forty percent of the value of the grant will consist of time-based restricted stock units, and 60% will consist of performance-based restricted stock units. The time-based restricted stock units will vest pro-rata over three years on the applicable anniversaries of the grant date, and the performance-based awards will vest in a manner consistent with the vesting provisions of the Company’s equity grants to other named executive officers in 2021.

All incentive compensation to Mr. Mayampurath will be subject to the Company’s Compensation Recovery Policy, as in effect from time to time.

Severance & Other Benefits

Mr. Mayampurath will be entitled to participate in the Rogers Corporation Severance Plan pursuant to the Company’s standard form participation agreement, with the Severance Coverage Periods (as defined in such plan) of 12 months for standard terminations and 18 months for terminations in connection with a change in control. In addition, the Company and Mr. Mayampurath plan to enter into an indemnification agreement consistent with the Company’s form of indemnification agreement.

Resignation of Michael M. Ludwig as Senior Vice President, Chief Financial Officer and Treasurer

On February 17, 2021, Michael M. Ludwig, Senior Vice President, Chief Financial Officer and Treasurer of the Company, informed the Company that he intends to retire after a successor is appointed. The Company reported this decision on an 8-K filed with the Securities and Exchange Commission on February 18, 2021. With the appointment of Mr. Mayampurath, Mr. Ludwig will resign his current positions effective May 1, 2021, but he is expected to remain a Company employee, at his current base salary, for a one-month transition period.

Mr. Ludwig’s announced intention is not the result of any disagreement with the Company with respect to any matter relating to the Company’s operations, policies or practices, including its accounting procedures.

Item 7.01 Regulation FD Disclosure.

On April 29, 2021 the Company issued a press release announcing the appointment of Mr. Mayampurath. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

The information in Item 7.01 of this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated April 29, 2021, issued by Rogers Corporation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION
(Registrant)

Date: April 29, 2021	By:	/s/ Jay B. Knoll
Jay B. Knoll
Senior Vice President, Corporate Development, General Counsel and Corporate Secretary